Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of our reports dated August 29, 2007, relating to the consolidated financial statements and schedule of Lazare Kaplan International Inc. included and/or incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 2007 filed with the Securities and Exchange Commission.

BDO SEIDMAN, LLP

New York, New York
August 26, 2008